Delta Apparel Reports Fiscal 2014 Third Quarter and Nine Months Results
Announces Strategic Initiatives to Bolster Future Profitability

GREENVILLE, SC – August 6, 2014 – Delta Apparel, Inc. (NYSE MKT: DLA) today reported net sales for its fiscal 2014 third quarter ended June 28, 2014, of $123.5 million and net income of $2.2 million, or $0.27 per diluted share. This compares with 2013 third quarter sales of $133.6 million and net income of $4.0 million, or $0.48 per diluted share. For the first nine months of fiscal 2014, net sales were $338.0 million compared with $360.4 million in the prior year period. The Company had a net loss for the 2014 first nine months of $195 thousand, or $0.02 per diluted share, compared with net income of $5.6 million, or $0.67 per diluted share, in the prior year period.

Responding to its financial performance and near-term view of business conditions, the Company has initiated a reorganization of its administrative structure at all levels to streamline decision-making and information flow as well as reduce duplicative and excess fixed costs. In addition, the Company is currently evaluating other initiatives focused on improving net profitability in the face of continued marketplace weakness. These other initiatives include (i) restructuring the Company’s manufacturing platform to lower product cost and strategically reduce capacity on certain product lines, and (ii) a comprehensive rationalization of all business units, product lines and sales channels.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, commented that weak market conditions resulting from the continued sluggish economy are having a strong negative effect on the apparel industry in general. “Many apparel retailers and small to mid-sized brands have been affected, as weak market conditions persist across most sales channels and tiers of distribution. This pervasive weakness is an unusual condition we have not seen in recent history, and there is no certainty when there will be a reversal of these trends. As such, it is imperative that we adjust the fixed cost structure within Delta Apparel to give us the ability to operate profitably in the current retail environment. Beyond that, when conditions improve, as we expect they will, we anticipate that incremental sales growth will be reflected to a much greater degree in our bottom line,” Mr. Humphreys said.

Strategic Initiatives
Certain strategic initiatives are already being implemented. The Company is in the process of reorganizing key business functions to reduce fixed costs and streamline its administrative workforce. This plan impacts all business units within the organization and is designed to de-layer the Company’s management structure, further leverage back-office functions, and streamline departments through the use of information technology systems that have recently been or are currently being implemented. The reorganization should result in approximately $7 million of annualized savings for the Company, with approximately $5 million recognized in fiscal year 2015. The Company expects to incur about $2.5 million in severance-related expenses, with the majority being expensed in the Company’s 2014 fourth quarter.

In addition, the Company continues to focus on improving its supply chain and manufacturing efficiencies, lowering product costs and reducing the operating capital required for the business. A number of steps have already been taken on this front, including the previously announced consolidation of some domestic fabric production for basic tees into the Company’s lower-cost platform in Honduras. The Company is currently evaluating further action for fiscal year 2015 that, if taken, should allow for improved service to customers with streamlined product development and shorter lead times to fulfill orders. The actions under evaluation, along with steps already taken, should reduce capacity in certain product lines until market conditions improve, allowing the Company to recoup capital currently employed in the business.

The Company is also undertaking a comprehensive rationalization analysis of its under-performing business units, product lines and sales channels. From this assessment, the Company plans to focus its capital and other resources on areas that demonstrate the most profitable growth opportunities and deemphasize or eliminate others.

Basics Segment Review
Net sales for the basics segment were $73.5 million in the 2014 third quarter, a 5.8% decrease from $78.0 million in the prior year period. Sales of basic, undecorated tees continued to suffer from weak demand and an over-inventoried environment driving ongoing promotional price discounting. Although sales of private-label products declined in the June quarter, additional programs with existing customers are in development and programs with new customers are underway. We expect these new initiatives, now in the pipeline, to help drive growth in future quarters.

Branded Segment Review
Branded segment sales for the fiscal 2014 third quarter were $50.0 million compared with $55.5 million in the prior year period, a 9.9% decline. Salt Life and Art Gun continued their double-digit sales growth during the quarter but not at a pace adequate to offset sales declines in the other branded segment businesses. Sales of Salt Life branded products increased 16% in the June quarter over the prior year quarter, and are up 24% year to date. The sluggish economy and unusual weather appears to have reduced traffic to vacation and resort destinations, reducing Salt Life’s growth with independent retailers compared to previous quarters. Strong growth has continued for Salt Life in its other sales channels, including department stores and active lifestyle retail chains. Art Gun, reflecting the expanding popularity of ecommerce purchasing, enjoyed sales growth of nearly 25% for the quarter, continuing the strong growth trends of the past several quarters.

The Game began shipments to college bookstores in the June quarter and its college sales were on par with the prior year. Based on order backlog, double-digit sales growth is anticipated in The Game’s college line in the September quarter. Private label headwear sales decreased during the quarter compared with the prior year as customers’ licensed product declined at retail. Junkfood experienced very strong growth with its boutique and specialty store customers during the quarter. Although this growth was significant, unsettled conditions within one of Junkfood’s large retail customer groups hampered sales and resulted in an overall sales decline at Junkfood of nearly 20% for the third quarter. Soffe sales during the quarter were not as strong as anticipated despite returned placements at major mid-tier retailers. Overall weakness in other Soffe sales channels offset the incremental mid-tier placements, resulting in a sales decline of about 10% in the third fiscal quarter.

Mr. Humphreys concluded, “The difficult economic and apparel marketplace conditions have greatly impacted our financial performance. However, our brands continue to enjoy strong consumer recognition and our products are on-trend. As the market strengthens, we anticipate a solid rebound in sales of our branded and basic products. Our current efforts to reduce fixed costs should provide for markedly improved profitability as the economy and consumer spending for apparel improves. With the significant initiatives we are undertaking, along with those currently being evaluated, we are unable to confirm prior financial guidance and believe it is prudent to suspend financial guidance for the remainder of our 2014 fiscal year and for fiscal 2015. In the meantime we will continue to focus on building those products and business units that exhibit the greatest potential and reducing fixed cost to enhance the bottom-line potential of the Company.”

Conference Call
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing 888-576-4398. If calling from outside the United States, please dial 719-325-2452. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through September 6, 2014. To access the telephone replay, participants should dial toll-free 877-870-5176. International callers can dial 858-384-5517. The access code for the replay is 5561860.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M.J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel and headwear. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, college bookstores and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,800 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward Looking Statements
Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results or actions to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the competitive conditions in the apparel and textile industries; our ability to predict or react to changing consumer preferences or trends; pricing pressures and the implementation of cost reduction strategies; changes in the economic, political and social stability of our offshore locations; our ability to retain key management; the effect of unseasonable weather conditions on purchases of our products; significant changes in our effective tax rate; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the volatility and uncertainty of energy and fuel prices; material disruptions in our information systems related to our business operations; data security or privacy breaches; significant interruptions within our distribution network; changes in or our ability to comply with safety, health and environmental regulations; significant litigation in either domestic or international jurisdictions; the ability to protect our trademarks and other intellectual property; the ability to obtain and renew our significant license agreements; the impairment of acquired intangible assets; changes in e-commerce laws and regulations; changes to international trade regulations; changes in employment laws or regulations or our relationship with our employees; cost increases and reduction in future profitability due to recent healthcare legislation; foreign currency exchange rate fluctuations; violations of manufacturing or employee safety standards, labor laws, or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; the costs required to comply with the regulatory landscape regarding public company governance and disclosure; the inability to successfully implement certain strategic initiatives; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any such statements or any projected results will not be realized or that any contemplated strategic initiatives will not be implemented.

Company Contact:
Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:
Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com

Tables Follow

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	Jun 28, 2014	Jun 29, 2013	Jun 28, 2014	Jun 29, 2013

Net Sales	$123,534	$133,567	$338,004	$360,409
Cost of Goods Sold	100,796	105,081	273,945	282,754
Gross Profit	22,738	28,486	64,059	77,655

Selling, General and Administrative	21,063	23,502	62,199	69,083
Other Expense, Net	83	327	109	506
Operating Income	1592	4,657	1751	8,066

Interest Expense, Net	1,471	1,019	4,384	2,921

Income (Loss) Before Benefit for Income Taxes	121	3,638	(2,633)	5,145

Benefit for Income Taxes	(2,045)	(330)	(2,438)	(475)

Net Income (Loss)	$2,166	$3,968	$(195)	$5,620

Weighted Average Shares Outstanding
Basic	7,903	8,070	7,909	8,179
Diluted	8,105	8,322	7,909	8,434

Net Income (Loss) per Common Share
Basic	$0.27	$0.49	$(0.02)	$0.69
Diluted	$0.27	$0.48	$(0.02)	$0.67

		Jun 28, 2014	Sep 28, 2013	Jun 29, 2013
Current Assets
Cash		$500	$829	$598
Receivables, Net		70,129	68,707	74,827
Income Tax Receivable		169	1,232	2,238
Inventories, Net		165,759	165,190	159,514
Prepaids and Other Assets		5,251	3,786	4,129
Deferred Income Taxes		10,481	5,981	4,556
Total Current Assets		252,289	245,725	245,862

Noncurrent Assets
Property, Plant & Equipment, Net		42,160	40,600	39,446
Goodwill and Other Intangibles, Net		60,561	61,566	23,002
Other Noncurrent Assets		3,620	3,871	3,600
Total Noncurrent Assets		106,341	106,037	66,048

Total Assets		$358,630	$351,762	$311,910

Current Liabilities
Accounts Payable and Accrued Expenses		$71,048	$70,340	$68,898
Current Portion of Long-Term Debt		15,054	3,704	3,529
Total Current Liabilities		86,102	74,044	72,427

Noncurrent Liabilities
Long-Term Debt		124,166	131,030	94,763
Deferred Income Taxes		4,510	3,610	3,571
Other Noncurrent Liabilities		4,946	4,206	83
Total Noncurrent Liabilities		133,622	138,846	98,417

Shareholders' Equity		138,906	138,872	141,066

Total Liabilities and Shareholders' Equity		$358,630	$351,762	$311,910